Exhibit 99.3

BURLINGTON INDUSTRIES SELECTS WL ROSS $608 MILLION BID AS BEST RECEIVED; BID TO OPEN AUCTION ON JULY 28

GREENSBORO, N.C., July 25—Burlington Industries, Inc. today announced an agreement with WL Ross & Co. LLC by which Ross’ $608 million acquisition proposal has been designated the highest and best of several bids received in connection with the sale process approved last May by the Court in its reorganization proceedings. The agreement contemplates the sale of Burlington to WL Ross & Co., with a concurrent sale of Burlington’s Lees carpet business to Mohawk Industries Inc.

The court-approved sale process contemplates that other qualified bidders will have the opportunity to top the Ross proposal at an auction expected to be held on July 28. The auction procedures allow a breakup fee of 1% of the proposed purchase price and bidding increments of $3 million. As a result, all competing bids must exceed the Ross bid by these amounts.

George W. Henderson, III, Chairman and CEO, commented, “We are pleased that the bidding process is coming to a conclusion and we believe it will enable us to maximize the value of the company and produce the best results for our customers, employees, suppliers and creditors.”

The results of the auction are expected to be submitted for approval of the Bankruptcy Court at a hearing scheduled for July 31. If approved at this hearing, the sale transaction would be incorporated into a plan of reorganization to be submitted for approval to the creditor constituencies of the Company following a hearing on a disclosure statement describing the sale and other provisions of the emergence plan.

The purchase price under the Ross agreement is $608 million, subject to various adjustments. Burlington estimates that distributions to unsecured creditors will be approximately 40% of allowed unsecured claims and that secured creditors will be repaid in full. That estimate is based upon various assumptions, however, and the actual recovery may be different.

If the Ross bid proceeds, the parties contemplate a closing in October. The completion of the Ross transaction is subject to various conditions in addition to completing the auction process. Accordingly, there can be no assurance that it will occur.

Wilbur L. Ross, Chairman of WL Ross & Co. LLC, said, “Lees will benefit from Mohawk’s financial strength and business synergies. Burlington’s other operations also will be deleveraged and as privately owned businesses will function even more efficiently and responsively to meet the needs of their customers. Employees will no longer have to worry about the financial viability of their company.”

Bob Lee, Managing Member of Sheffield Merchant Banking Group, the financial advisor to the Official Committee of Unsecured Creditors, commented, “The Burlington management team and its advisors ran a very full and effective process. The Committee supports the proposed transaction and is pleased that this process indicates an improvement from prior offers.”

With operations in the United States, Mexico and India and a global manufacturing and product development network based in Hong Kong, Burlington Industries is one of the world’s most diversified marketers and manufacturers of softgoods for apparel and interior furnishings.

This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the company’s current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity and the implications thereon of the attack on September 11 and the U.S. government’s response thereto and the armed conflict with Iraq, the success of the company’s overall business strategy including successful implementation of the company’s restructuring plan and the company’s development of a global sourcing structure, the demand for textile products, the cost and availability of raw materials and labor, governmental legislation and regulatory changes, and the long-term implications of regional trade blocs and the effect of quota phase-out and lowering of tariffs under the WTO trade regime, the impact that the company’s Chapter 11 proceeding has had or may have on the company’s relationships with its principal customers and suppliers, the nature of the capital structure which is approved in the company’s plan or reorganization and the company’s ongoing ability to finance its operations and restructuring activities, the cost of future capital sources, and the exposure to interest rate and currency fluctuations, the company’s ability to utilize tax loss carryforwards and retain tax refunds received or to be received, and other factors identified in Burlington’s filings with the Securities and Exchange Commission.